Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

For Investors:	For Media:
Carol Hausner	Adriana Jenkins
Executive Director, Investor Relations	The Yates Network
and Corporate Communications	Tel: 617-744-1713
ImmunoGen, Inc.
(781) 895-0600
info@immunogen.com

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2010 Financial Results

— Advancing and Expanding Product Pipeline with
Potential for First Product Royalties in Fiscal Year 2011 —

WALTHAM, MA, August 4, 2010 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today announced financial results for the three-month period and fiscal year ended June 30, 2010.

“We’re starting our new fiscal year with ImmunoGen in a very strong position,” commented Daniel Junius, President and CEO. “The first marketing application for an anticancer compound using our TAP technology — T-DM1 — is at the FDA. We’re aggressively advancing our own product candidates, with our third compound on track to enter the clinic in 2011. Five clinical-stage product candidates are moving forward through our collaborative partners with another expected to enter the clinic in 2010 and up to three more expected in the clinic in 2011. We have a solid management team and a strong balance sheet, and are seeing a whole new level of interest in our technology by other companies.”

Product Pipeline Highlights

Trastuzumab-DM1 (T-DM1) — in development by Roche for treatment of advanced HER2+ breast cancer (BC)

•                  Marketing application submitted in July 2010 to US FDA for treatment of advanced HER2+ BC previously treated with multiple HER2-targeted medicines and chemotherapies. Roche is seeking accelerated approval for this marketing application.

•                  Phase III MARIANNE trial initiated in July 2010 assessing T-DM1 for 1st-line treatment of advanced HER2+ BC.

•                  Preliminary data from Phase II study assessing T-DM1 for 1st-line treatment of advanced HER2+ BC have been accepted for presentation at ESMO in October 2010.

•                  Over 185 clinical sites are now participating in the Phase III EMILIA trial assessing T—DM1 for 2nd-line treatment of advanced HER2+ BC.

•                  Additional data from trial assessing T-DM1 used with pertuzumab have been submitted for presentation at SABCS in December 2010.

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Lorvotuzumab mertansine (IMGN901) — in development by ImmunoGen for treatment of CD56+ solid tumors and multiple myeloma

•                  Updated clinical data have been accepted for presentation at ESMO in October 2010 from a trial assessing this compound for the treatment of advanced small-cell lung cancer (SCLC), Merkel cell carcinoma (MCC) and ovarian cancer.

•                  Trial assessing this compound for 1st-line treatment of SCLC is on track to be initiated by late 2010. Orphan drug status for SCLC has been applied for in the US and Europe.

•                  A go/no go decision on the initiation of a pivotal trial in MCC is expected to be made by ImmunoGen by the end of 2010. Orphan drug status for MCC has been granted in the US and Europe.

•                  Updated clinical data from one or both of the ongoing trials assessing the compound for multiple myeloma are expected to be submitted for presentation at ASH in December 2010.

SAR3419 — in development by sanofi-aventis for treatment of non-Hodgkin’s lymphoma

•                  Impressive results have been seen in the Phase I weekly dosing study and the “go” decision has been made to advance SAR3419 into Phase II. This testing is expected to start in 2H2011, with the Phase I data reported at ASH in 2011.

IMGN388 — in development by ImmunoGen for treatment of solid tumors

•                  Updated Phase I clinical findings with IMGN388 have been accepted for presentation at the EORTC-NCI-AACR meeting in November 2010. Dose-escalation has been completed in the part of this study assessing dosing IMGN388 every three weeks.

Other ImmunoGen Compounds

•                  ImmunoGen expects to submit an IND for the Company’s third compound, IMGN529, in 2011 and one for its fourth compound in 2012. These are both TAP compounds.

Other Partner Compounds

•                  BT-062 and BIIB015 continue to progress in Phase I testing, and ImmunoGen expects that clinical data could be reported for one or both of these compounds in late 2010.

•                  SAR650984 advanced into clinical testing in June 2010 through the Company’s collaboration with sanofi-aventis. ImmunoGen expects another compound to enter the clinic in 2010 through this collaboration.

•                  ImmunoGen expects 2-3 additional compounds to enter the clinic in 2011 through the Company’s collaborative partners.

Financial Results

ImmunoGen reported a net loss of $13.4 million, or $0.21 per basic and diluted share, for the three-month period ended June 30, 2010, compared to a net loss of $10.8 million, or $0.21 per basic and diluted share, for the same period last year. For the Company’s fiscal year ended June 30, 2010 (FY2010), ImmunoGen reported a net loss of $50.9 million, or $0.87 per basic and diluted share, compared to a net loss of $31.9 million, or $0.63 per basic and diluted share, for its fiscal year ended June 30, 2009 (FY2009).

Revenues were $13.9 million in FY2010, compared to $28.0 million in FY2009. Revenues in FY2010 include $5.7 million of license and milestone fees, compared to $15.1 million in FY2009. The FY2010 fees include $2.5 million in milestone payments earned with early-stage product achievements by two collaborative partners. The FY2009 fees include $10.5 million in milestone payments earned with two collaboration compounds moving into more advanced clinical testing, as well as other, smaller, items. Revenues in FY2010 also include $5.4 million of research and development support fees, compared to $7.6 million in FY2009. The FY2009 support fees included the final committed funding earned from sanofi-aventis under a five-year funded research collaboration between the companies. Revenues in FY2010 also include $2.9 million of clinical material reimbursement, compared to $5.3 million in FY2009. The lower amount in FY2010 compared with FY2009 is primarily because more clinical material batches were released in FY2009 than in FY2010.

Operating expenses in FY2010 were $65.2 million, compared to $59.8 million in FY2009. Operating expenses in FY2010 include research and development expenses of $50.3 million and general and administrative expenses of $14.9 million, compared to $45.9 million and $13.9 million, respectively, in FY2009. The increase in research and development expenses in FY2010 versus the prior year is primarily due to increased clinical and preclinical costs related to development of ImmunoGen product candidates, increased salary and related expenses driven by additional personnel and greater stock compensation expense, and less manufacturing overhead being allocated to collaborative partners to produce clinical materials on their behalf.

ImmunoGen had approximately $110.3 million in cash and marketable securities as of June 30, 2010 — inclusive of net proceeds of $77.5 million raised in May 2010 through the sale of common equity through a public offering — compared with $71.1 million as of June 30, 2009. The Company had no debt outstanding in either period. During FY2010, cash used in operations was $40.6 million, compared to $13.3 million during FY2009. The increase in cash used was driven principally by reduced cash inflow from upfront and milestone payments in FY2010 compared to FY2009, which also contributed to the greater net loss, and by the timing of payment of incentive compensation. Capital expenditures were $1.5 million for FY2010, compared to $1.9 million for FY2009.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year ending June 30, 2011 to be between $50-53 million, its cash used in operations to be between $34-37 million, and its capital expenditures to be between $2-3 million. Cash and marketable securities at June 30, 2011 are anticipated to be between $74-77 million.

“Our guidance for our 2011 fiscal year reflects the increased investment we’re making in the aggressive development of our own product pipeline, which is more than offset by the significant increase in the amount of cash we expect to receive from partners,” commented Gregory Perry, Senior Vice President and CFO. “In the near term, we expect most of this cash inflow to be from upfront and milestone payments, with the potential for us to begin receiving royalty payments in the later part of our 2011 fiscal year.”

About ImmunoGen’s Targeted Antibody Payload (TAP) Technology

The Company’s TAP technology uses tumor-targeting manufactured antibodies to deliver one of ImmunoGen’s proprietary, highly potent cancer-cell killing agents specifically to cancer cells, to destroy tumors while reducing the damage to healthy tissue seen with non-targeted therapies. All of the TAP compounds in clinical development by the Company and its collaborative partners use an ImmunoGen cancer-cell killing agent (DM1, DM4) attached to the antibody with an ImmunoGen linker and methods of attachment. The benefits of ImmunoGen’s approach are seen in the growing body of clinical data being reported on the many TAP compounds in development for a wide variety of cancers.

About the Pipeline Compounds Discussed

T-DM1 is in global development by Roche under a collaboration agreement between ImmunoGen and Genentech, a member of the Roche Group. T-DM1 consists of Roche’s HER2-targeting antibody, trastuzumab, with ImmunoGen’s DM1 cancer-cell killing agent attached using ImmunoGen’s linker and methods of attachment.

Lorvotuzumab mertansine consists of DM1 attached to the Company’s CD56-targeting antibody. It is wholly owned by ImmunoGen. IMGN388 consists of the Company’s DM4 cell-killing agent attached to an αv integrin-targeting antibody developed by Centocor Ortho Biotech Inc., which has certain opt-in rights. IMGN529 is a potential treatment for certain hematological malignancies.

SAR3419 and SAR650984 are in development by sanofi-aventis under a license agreement with ImmunoGen. SAR3419 consists of a CD19-targeting antibody developed and humanized by ImmunoGen with DM4 attached. SAR650984 is a non-TAP antibody therapeutic for hematological malignancies consisting of a CD38-targeting antibody developed and humanized by ImmunoGen.

BT-062 and BIIB015 are in development by Biotest and Biogen Idec, respectively, for the treatment of multiple myeloma and solid tumors, respectively, under collaboration agreements with ImmunoGen. ImmunoGen has certain opt-in rights to BT-062.

In addition to the compounds discussed above, companies that have licenses to develop TAP compounds to one or more other agreed-upon targets include Amgen, Bayer Schering Pharma, Genentech/Roche, and sanofi-aventis.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cancer-cell killing agents. The Company’s TAP technology uses engineered antibodies to deliver one of ImmunoGen’s proprietary cancer-cell killing agents specifically to tumor targets. In addition to the Company’s product pipeline, compounds are in clinical testing through ImmunoGen’s collaborations with Genentech (a member of the Roche Group), sanofi-aventis, Biogen Idec and Biotest. A marketing application for the most advanced compound using ImmunoGen’s TAP technology, T-DM1, was submitted to the US FDA by Genentech in July 2010. Other ImmunoGen collaborative partners include Bayer Schering Pharma AG and Amgen. More information about ImmunoGen can be found at www.immunogen.com.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2011 fiscal year; its cash and marketable securities as of June 30, 2011; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the timing and outcome of product development, regulatory and business development events. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of FDA reviews; the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission.

- Financials Follow -

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	June 30,
	2010	2009
ASSETS

Cash, cash equivalents and marketable securities	$110,298	$71,125
Other assets	26,910	29,579

Total assets	$137,208	$100,704

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$13,822	$11,128
Long-term portion of deferred revenue and other long-term liabilities	21,338	22,719
Shareholders’ equity	102,048	66,857

Total liabilities and shareholders’ equity	$137,208	$100,704

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
License and milestone fees	$1,774	$814	$5,698	$15,117
Research and development support	1,495	1,168	5,365	7,566
Clinical materials reimbursement	1,153	2,320	2,880	5,305

Total revenues	4,422	4,302	13,943	27,988

Expenses:
Research and development	13,790	11,663	50,280	45,904
General and administrative	3,973	3,458	14,898	13,900

Total operating expenses	17,763	15,121	65,178	59,804

Loss from operations	(13,341)	(10,819)	(51,235)	(31,816)

Other (loss)/income, net	(64)	(8)	58	(221)

Loss before taxes	(13,405)	(10,827)	(51,177)	(32,037)

(Benefit)/provision for income taxes	—	—	(265)	(100)

Net loss	$(13,405)	$(10,827)	$(50,912)	$(31,937)

Net loss per common share, basic and diluted	$(0.21)	$(0.21)	$(0.87)	$(0.63)

Average common shares outstanding, basic and diluted	63,851	51,635	58,845	51,068